Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street
  Washington D.C. 20549

  We were previously the independent accountants for PIC
  Investment Trust.   We have read their notification of
  change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.





  McGladrey & Pullen, LLP


  New York, New York
  January 12, 2000